Exhibit 99.1

New York REIT Provides Update

NEW YORK, Dec. 7, 2015 /PRNewswire/ -- New York REIT, Inc. ("NYRT" or the "Company") today announced that, in light of the Company's previously announced strategic review process, the Board of Directors determined that it was prudent to set the 2016 Annual Meeting of Shareholders (the "Annual Meeting") in October to allow it to focus all of its attention on the process.  The Board and management team are committed to working through the process expeditiously.

Accordingly, the Board voted unanimously to convene the Annual Meeting on October 24, 2016, at a time and location to be determined.

The Company also announced the deadline for submission of proposals to be included in its proxy materials for the Annual Meeting will now be 5:00 p.m., Eastern Time, on June 26, 2016.  Likewise, nominations for directors or other business must be delivered during the period beginning on May 27, 2016 and ending at 5:00 p.m., Eastern Time, on June 26, 2016.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

About AR Capital, LLC

AR Capital ("ARC") is a privately held, fully independent investment management firm managing more than $19 billion of primarily real estate assets. AR Capital is focused on alternative investment programs, including numerous sector specific, non-traded real estate investment trusts (REITs), business development companies (BDC), and open and closed end funds.  AR Capital specializes in building customized investment solutions that seek to provide capital preservation and high current yields.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.

The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond NYRT's control, including other factors included in NYRT's reports filed with the SEC, particularly in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of NYRT's latest Annual Report on Form 10-K for year ended December 31, 2014, filed with the SEC on May 11, 2015, as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Michael A. Happel CEO and President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jkeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Matthew Furbish Director, Investor Relations & Public Relations New York REIT, Inc. (212) 415-6500